Exhibit 99.1

GlobalSantaFe Corporation	15375 Memorial Drive	Houston, Texas 77079	Tel 281.925.6000	Fax 281.925.6450

GlobalSantaFe Announces First-Quarter 2005 Results

Net Income improves 477%

Houston, May 5, 2005 — Worldwide oil and gas drilling contractor GlobalSantaFe Corporation (NYSE: GSF) today reported net income for the quarter ended March 31, 2005, of $50.2 million, or $0.21 per diluted share, on revenues of $488.6 million, as compared to net income of $8.7 million, or $0.04 per diluted share, on revenues of $380.0 million for the same quarter in 2004. Net income for the first quarter of 2004 included income from discontinued operations of $4.6 million or $0.02 per diluted share relating to the company’s land drilling operations which were sold in May, 2004.

Jon Marshall, GlobalSantaFe President and Chief Executive Officer said, “Our first-quarter results reflect improving conditions in substantially every market we serve as well as a return to more normal operating income margins for our drilling management services segment. A highlight in the first quarter was the completion of our four-year newbuild program with the delivery of our two ultra-deepwater semisubmersible drilling rigs, the GSF Development Driller I and GSF Development Driller II, which will expand our ultra-deepwater capabilities and generate substantial income when they commence multi-year contracts in July. With the addition of these two rigs and increasing dayrates throughout our fleet, we expect to see earnings acceleration in the second half of the year, continuing into 2006. “

First Quarter Analysis

The improvement in net income for the first quarter of 2005 primarily reflects an increase in contract drilling operating income to $55.2 million from $15.9 million in the same quarter of the previous year. In addition to the contributions of the recently constructed GSF Constellation I and II, operating income from the contract drilling segment benefited from higher rig utilization and dayrates, partially offset by higher repair and maintenance expenses. Average rig utilization and average revenues per day for the first quarter of 2005 increased to 91% and $68,400 respectively from 82% and $60,100 respectively in the same quarter of the previous year.

For the first quarter of 2005, our drilling management services and oil and gas segments reported combined operating income of $16.0 million, up from $7.9 million in the same period of 2004. The higher combined operating income primarily reflects improved average margins on 26 turnkey projects and higher oil production following the initiation of production from the Broom Field in the North Sea in August 2004.

About GlobalSantaFe

GlobalSantaFe is a leading worldwide offshore oil and gas drilling contractor offering a full range of equipment and drilling management services. The company’s diverse and technologically advanced fleet of 59 offshore rigs includes premium and heavy-duty, harsh-environment jackups, semisubmersibles, and dynamically positioned ultra-deepwater drillships. The company also operates two semisubmersibles owned by others. GlobalSantaFe is the world’s leading provider of turnkey drilling and drilling management services. More information can be found at http://www.globalsantafe.com.

Conference Call

GlobalSantaFe will hold a publicly accessible analyst conference call to discuss its first quarter 2005 financial results. The call will begin at 10 a.m. Central Daylight Time (CDT) (11 a.m. Eastern Daylight Time) on Thursday, May 5, 2005. Interested parties may listen to the call over the Internet or by telephone. To participate on the live call, dial (719) 457-2679, or go to the GlobalSantaFe Web site (http://www.globalsantafe.com) at least 15 minutes early to register and to download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available starting at 1:00 p.m. CDT by dialing 719-457-0820 (reference confirmation code 895493) or through GlobalSantaFe’s Web site (http://www.globalsantafe.com) until 12:00 a.m. CDT on May 12, 2005.

Forward-Looking Statements

Under the Private Securities Litigation Reform Act of 1995, companies are provided a “safe harbor” for discussing their expectations regarding future performance. We believe it is in the best interest of our shareholders and the investment community to use these provisions and provide such forward-looking information. We do so in this news release and in other communications. Our forward-looking statements in this news release include our statements that:

(a) with the addition of the GSF Development Driller I and the GSF Development Driller II and increasing dayrates throughout our fleet, we expect to see earnings acceleration in the second half of the year, continuing into 2006; and

(b) other statements that are not historical facts.

Our forward-looking statements speak only as of the date of this news release and are based on available industry, financial and economic data and our operating and financing plans as of that date. They are also inherently uncertain, and investors must recognize that events could turn out to be materially different from what we expect.

Factors that could cause or contribute to such differences include, but are not limited to: (a) changes in foreign and domestic oil and gas exploration and production activity; (b) competition; (c) casualty losses; (d) the entry into the market of rigs currently under construction; and (e) such other risk factors as may be discussed in our latest annual report on Form 10-K and subsequent reports filed with the U.S. Securities and Exchange Commission.

We disclaim any obligation or undertaking to disseminate any updates or revisions to our statements, forward-looking or otherwise, to reflect changes in our expectations or any change in events, conditions or circumstances on which any such statements are based.

Contact Information

Investors: Richard Hoffman Tel: 281-925-6441	Media Julie Tushingham Tel: 281-925-6443 Cell: 713-417-4763

GlobalSantaFe Corporation

Condensed Consolidated Statement of Income

(In millions, except per share amounts)

	Three Months Ended March 31,
	2005	2004
Revenues:
Contract drilling	$334.5	$269.5
Drilling management services	142.0	105.7
Oil and gas	12.1	4.8

Total revenues	488.6	380.0

Expenses:
Contract drilling	215.2	191.4
Drilling management services	132.2	100.4
Oil and gas	3.8	1.4
Depreciation, depletion and amortization	67.9	64.4
Gain on sale of assets	—	(2.7)
Impairment loss on long-lived assets	—	1.2
General and administrative	15.9	15.9

Total operating expenses	435.0	372.0

Operating income	53.6	8.0
Other income (expense):
Interest expense	(12.3)	(16.5)
Interest capitalized	10.1	9.9
Interest income	5.2	3.0
Other	0.9	(1.9)

Total other income (expense)	3.9	(5.5)

Income before income taxes	57.5	2.5
Provision for income taxes:
Current tax provision	4.5	0.7
Deferred tax provision (benefit)	2.8	(2.3)

Total provision for income taxes	7.3	(1.6)

Income from continuing operations	50.2	4.1
Income from discontinued operations, net of tax effect	—	4.6

Net income	$50.2	$8.7

Earnings per ordinary share:
Basic:
Income from continuing operations	$0.21	$0.02
Income from discontinued operations	—	0.02

Net income	$0.21	$0.04

Diluted:
Income from continuing operations	$0.21	$0.02
Income from discontinued operations	—	0.02

Net income	$0.21	$0.04

Average ordinary shares:
Basic	238.1	234.2
Diluted	242.1	236.8

GlobalSantaFe Corporation

Condensed Consolidated Balance Sheet

(In millions)

	March 31, 2005	December 31, 2004
Current assets:
Cash and cash equivalents	$627.1	$606.7
Marketable securities	201.8	201.9
Accounts receivable, net of allowances	391.2	360.8
Prepaid expenses	30.2	31.7
Other current assets	28.1	23.5

Total current assets	1,278.4	1,224.6
Net properties	4,354.0	4,329.9
Goodwill	340.1	338.1
Future income tax benefits	33.2	32.8
Other assets	67.8	72.8

Total assets	$6,073.5	$5,998.2

Current liabilities:
Accounts payable	$191.9	$210.8
Current maturities of long-term debt	353.8	350.7
Other accrued liabilities	188.6	211.5

Total current liabilities	734.3	773.0
Long-term debt	550.5	554.4
Capital lease obligations	32.1	31.6
Deferred income taxes	42.2	39.0
Other long-term liabilities	139.7	133.8
Shareholders' equity:
Ordinary shares and additional paid-in capital	3,085.4	3,006.7
Retained earnings	1,533.8	1,501.6
Accumulated other comprehensive loss	(44.5)	(41.9)

Total shareholders' equity	4,574.7	4,466.4

Total liabilities and shareholders' equity	$6,073.5	$5,998.2

GlobalSantaFe Corporation

Condensed Consolidated Statement of Cash Flows

(In millions)

	Three Months Ended March 31,
	2005	2004
Cash flows from operating activities:
Net income	$50.2	$8.7
Adjustments to reconcile net income to net cash flow provided by operating activities:
Depreciation, depletion and amortization	67.9	68.4
Deferred income taxes	2.8	(2.2)
Gain on sale of assets	—	(2.7)
Impairment loss on long-lived assets	—	1.2
(Increase) decrease in accounts receivable	(30.4)	19.6
Increase in prepaid expenses and other current assets	(3.5)	—
Increase (decrease) in accounts payable	24.7	(8.0)
Decrease in accrued liabilities	(20.9)	(27.6)
Decrease in deferred revenues	(3.1)	(15.0)
Increase (decrease) in long-term liabilities	4.9	(0.2)
Other, net	3.8	5.1

Net cash flow provided by operating activities	96.4	47.3

Cash flows from investing activities:
Capital expenditures	(135.8)	(113.3)
Purchases of held-to-maturity marketable securities	—	(129.2)
Proceeds from maturities of held-to-maturity marketable securities	—	54.8
Purchases of available-for-sale marketable securities	(1.1)	—
Proceeds from maturities of available-for-sale marketable securities	0.3	6.2
Proceeds from sales of properties and equipment	0.1	1.5

Net cash flow used in investing activities	(136.5)	(180.0)

Cash flows from financing activities:
Dividend payments	(17.7)	(11.7)
Payments on capitalized lease obligations	—	(8.0)
Proceeds from issuance of ordinary shares	78.2	15.6
Other	—	5.2

Net cash flow provided by financing activities	60.5	1.1

Increase (decrease) in cash and cash equivalents	20.4	(131.6)
Cash and cash equivalents at beginning of period	606.7	711.8

Cash and cash equivalents at end of period	$627.1	$580.2

GlobalSantaFe Corporation

Results of Operations by Business Segment

(Dollars in millions, except for average revenues per day)

	Three Months Ended March 31,
	2005	2004
Revenues:
Contract drilling (1)	$337.5	$272.2
Drilling management services	144.3	107.2
Oil and gas	12.1	4.8
Intersegment elimination	(5.3)	(4.2)

Total revenues	$488.6	$380.0

Operating income:
Contract drilling	$55.2	$15.9
Drilling management services	9.8	5.3
Oil and gas	6.2	2.6
Gain on sale of assets	—	2.7
Impairment loss on long-lived assets	—	(1.2)
Corporate operating expenses	(17.6)	(17.3)

Total operating income	53.6	8.0
Interest expense, net	3.0	(3.6)
Other	0.9	(1.9)

Income before income taxes	$57.5	$2.5

Depreciation, depletion and amortization included in operating income:
Contract drilling	$64.1	$62.2
Drilling management	—	—
Oil and gas	2.1	0.8
Corporate	1.7	1.4

Total depreciation, depletion and amortization	$67.9	$64.4

Average rig utilization rate	91%	82%

Average revenues per day (2)	$68,400	$60,100

Turnkey wells drilled	23	19

Turnkey well completions	3	8

(1)	Expense reimbursements included in Contract drilling revenues and expenses totaled $11.7 million and $9.5 million, respectively, for the three months ended March 31, 2005 and 2004, respectively. Operating income for these periods was not affected by these reimbursements.

(2)	Average revenues per day is the ratio of rig-related contract drilling revenues divided by the aggregate contract days, adjusted to exclude days under contract at zero dayrate. The calculation of average revenues per day excludes non-rig related revenues, consisting mainly of reimbursed expenses and platform operations, of $12.2 million and $11.6 million, respectively, for the three months ended March 31, 2005 and 2004.